Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports Second Quarter Fiscal 2013 Results;
Continues European Restructuring

RACINE, WI, November 6, 2012 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the second quarter ended September 30, 2012.  Highlights include:

•	Sales of $339.9 million;

•	GAAP basis loss per share of $0.26;

•	Impairment and restructuring charges of $18.1 million; and

•	Earnings per share excluding impairment and restructuring charges increased to $0.13.

“Our revenue was impacted by weakness in our end markets, but we remain focused on operational improvements,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “During the quarter, we made further progress on our restructuring efforts in Europe, negotiated some favorable commercial agreements, and generated significant year-over-year cost reductions.”

Second Quarter Financial Results

Net sales in the second quarter of fiscal 2013 decreased $57.4 million, or 14.4 percent, from the second quarter of fiscal 2012.  On a constant currency basis, net sales decreased 8.3 percent from the prior year.  Sales in Europe were impacted by the continued wind down of the non-strategic automotive module business, while sales in all regions were impacted by weakening end market demand.  Gross profit decreased 15.7 percent, or $9.8 million, resulting in a gross margin of 15.5 percent, down 20 basis points from the prior year.  The margin decrease was largely due to lower sales volume offset by improved pricing and product mix, and lower material costs.  Selling, general and administrative (SG&A) expense decreased $8.9 million or 17.7 percent, primarily due to lower compensation-related expense and foreign currency translation.   The company recorded $18.1 million of impairment and restructuring charges, consisting of $17.1 million in Europe and $1.0 million in North America. Operating income decreased $19.0 million to a loss of $6.8 million, as a result of lower gross profit, and the $18.1 million of impairment and restructuring charges, partially offset by lower SG&A expense.  The net loss attributable to Modine of $12.2 million represents a $13.5 million decrease from net earnings of $1.3 million for the same period last year.  This represents a loss per share of $0.26 on a GAAP basis. Earnings per share excluding impairment and restructuring charges was $0.13, which represents a $0.10 per share improvement compared to earnings per share of $0.03 in the second quarter of last year.

Net debt was $133 million at September 30, 2012, an increase of less than $1 million from the end of fiscal 2012. Cash on hand at the end of the quarter was $30 million.

Second Quarter Segment Results

North America segment sales decreased 3.7 percent to $143.4 million, compared to $148.8 million one year ago.  The decrease was driven primarily by lower sales to commercial vehicle customers as a result of the weakened economy and the continued wind down of a military program.  Gross margin decreased 120 basis points to 12.9 percent, due to lower sales volume and higher warranty costs, partially offset by improved mix and lower material costs.  Operating income decreased $4.1 million or 37.2 percent to $6.8 million compared to the prior year, due to lower gross profit on the lower sales, slightly higher SG&A expense and $1.0 million of asset impairment charges.  SG&A expense was higher mainly due to lower prototype and testing cost recoveries.  The asset impairment charges relate to idle manufacturing facilities that were previously closed in conjunction with the now completed North American restructuring program.

Europe segment sales decreased 21.9 percent to $118.8 million, compared to $152.0 million in the prior year.  On a constant currency basis, sales decreased 12.0 percent from the prior year primarily due to the continued wind down of the automotive module business.  In addition, the continued slowdown in demand in the European commercial vehicle market has caused a decrease in sales volume and delays in new program launches.  Gross margin improved by 170 basis points due primarily to lower material costs and improved pricing, including the favorable impact of a customer pricing settlement during the quarter. The segment posted a $9.9 million operating loss during the quarter compared to $8.3 million of operating income in the prior year.  The decrease was due to $17.1 million of restructuring and impairment charges, including $15.8 million in non-cash asset impairment charges and $1.3 million of cash restructuring costs.

South America segment sales decreased 28.8 percent to $34.2 million, compared to $48.1 million one year ago.  On a constant currency basis, sales decreased 11.3 percent from the prior year.  The decrease in sales was due to the continued weakness in the commercial vehicle market following the pre-buy ahead of the January 1, 2012 change in emissions standards in Brazil, along with lower sales in the aftermarket business due to local market conditions.  Operating income of $4.3 million was higher than the prior year by $1.6 million, due to lower SG&A expense, partially offset by lower gross profit on lower sales volume.  The lower SG&A expense in the current quarter was primarily due to the reversal of an acquisition-related liability of $2.0 million, along with lower outbound freight expense and lower environmental remediation costs.

Asia segment sales decreased 30.9 percent to $13.8 million, compared to $20.0 million one year ago.  This reflects an expected decrease in non-strategic vehicular HVAC and automotive module sales along with lower sales to off-highway customers as market demand in the construction equipment market in China continues to be weak.  The operating loss in the region increased by $1.5 million to $2.3 million compared to a loss of $0.8 million in the prior year, as a result of lower gross profit on the lower sales volume and costs associated with the conversion of the Shanghai manufacturing plant to a high volume oil cooler production facility.

Commercial Products segment sales decreased 3.6 percent to $33.8 million compared to $35.1 million one year ago.  This was due to a decrease in sales in the UK, as sales in North America were flat versus the prior year.  The decrease in sales in the UK was due to continued weak economic conditions and the impact of a stronger currency versus competitors in mainland Europe.  Gross margin improved by 60 basis points to 29.9 percent, due to sales mix and the impact of manufacturing cost savings initiatives.  Operating income decreased $0.3 million from the prior year to $2.6 million due to lower gross profit on the lower sales volume and slightly higher SG&A expense due to the integration of the Geofinity business.

Outlook

“As we stated previously, our full year forecast was based on our expectations for a stronger second half, including a modest recovery in certain of our key end markets,” Burke commented.  “Unfortunately, our markets have continued to soften.  As a result, we are lowering our full year guidance.”

The company has the following revised expectations for fiscal 2013, excluding impairment and restructuring charges:

•	Year-over-year sales down 10 to 12 percent, including approximately $80 million of planned program reductions;

•	Operating income margin in the range of 2.75 to 3.25 percent; and

•	Earnings per diluted share of $0.40 to $0.50.

“There is a tremendous amount of economic and political uncertainty in our end markets, and we are focused on the areas of our business that we can control,” Burke commented.  “We are aggressively controlling our costs, successfully implementing our restructuring program in Europe, and effectively serving our customers around the world.  We are maintaining a balanced focus on the short-term market challenges while remaining well-positioned for long-term growth when our markets recover.”

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Tuesday, November 6, 2012 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fiscal 2013 second quarter results.  The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com.  The dial-in phone number for the audio portion of the call is 866.362.4820 (international dial-in 617.597.5345); access code 86390068.  Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event.  A replay of the audio and the slides will be available on the Investor Relations section of the Modine website at www.modine.com after November 6, 2012.  A call-in replay will be available through midnight on November 13, 2012, at 888.286.8010, (international replay 617.801.6888); access code 92342046.  The company will furnish a transcript of the call to the U.S. Securities Exchange Commission, and post it on to the company's website, after November 9, 2012.

About Modine

Modine, with fiscal 2012 revenues of $1.6 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets.  Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems.  The company employs approximately 6,600 people at 30 facilities worldwide in 16 countries.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, including the information provided under "Outlook," accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2012 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.  Other risks and uncertainties include, but are not limited to, the following: uncertainties regarding the costs and benefits of Modine’s European restructuring program; operational inefficiencies as a result of program launches and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including currency exchange rate fluctuations (particularly the value of the euro and Brazilian real relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, and restrictions associated with importing and exporting and foreign ownership, and in particular the recent slowing of certain markets in China and Brazil and the economic uncertainties in the European Union; the impact on Modine of increases in commodity prices, particularly aluminum and copper, and its ability to pass these prices on to customers and/or successfully hedge associated risk; Modine's continued ability to successfully execute its strategic and operational plans; the nature of the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental remediation or litigation; the possibility that other or more significant issues may be identified in the ongoing assessment of errors in applying value added tax in the Europe segment; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Financial Disclosures

Operating income excluding impairment and restructuring charges, earnings per share excluding impairment and restructuring charges, constant currency, net debt and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to judge liquidity and the company’s overall performance.  These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the GAAP measures.  The presentations of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Operating income and earnings per share excluding impairment and restructuring charges

Operating income (loss) plus impairment charges and restructuring and repositioning expenses within the Europe segment.  This is a measure of overall performance not including non-cash impairment charges and costs associated with our restructuring program in Europe.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. Dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period.  This measure provides a more consistent indication of our performance, without the effects of currency exchange rate fluctuations.

Definition - Net debt

The sum of short- and long-term debt, less cash on hand.  This is an indicator of the company's debt position after considering on hand cash balances.

Definition - Free cash flow

Net cash provided by operating activities less expenditures for property, plant and equipment.   This is a measure of cash generated from operations during the period that is available for strategic capital decisions.

- Financial tables follow -

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In thousands, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2012	2011*	2012	2011*
Net sales	$339,922	$397,290	$690,298	$815,153
Cost of sales	287,326	334,916	586,117	682,977
Gross profit	52,596	62,374	104,181	132,176
Selling, general & administrative expenses	41,318	50,176	84,472	99,720
Impairment charges	16,748	-	16,748	-
Restructuring and repositioning expenses	1,317	-	5,877	-
Operating (loss) income	(6,787)	12,198	(2,916)	32,456
Interest expense	3,370	3,297	6,409	6,287
Other (income) expense - net	(139)	6,223	(305)	5,884
(Loss) earnings from continuing operations before income taxes	(10,018)	2,678	(9,020)	20,285
Provision for income taxes	1,830	1,678	3,883	6,719
(Loss) earnings from continuing operations	(11,848)	1,000	(12,903)	13,566
(Loss) earnings from discontinued operations (net of income taxes)	(105)	373	72	373
Net (loss) earnings	(11,953)	1,373	(12,831)	13,939
Less: Net earnings attributable to noncontrolling interest	267	38	568	29
Net (loss) earnings attributable to Modine	$(12,220)	$1,335	$(13,399)	$13,910

(Loss) earnings per share from continuing operations attributable to Modine shareholders:
Basic	$(0.26)	$0.02	$(0.29)	$0.29
Diluted	$(0.26)	$0.02	$(0.29)	$0.29

Net (loss) earnings per share attributable to Modine shareholders:
Basic	$(0.26)	$0.03	$(0.29)	$0.30
Diluted	$(0.26)	$0.03	$(0.29)	$0.30

Weighted average shares outstanding:
Basic	46,584	46,477	46,565	46,419
Diluted	46,584	46,858	46,565	46,919

Condensed consolidated balance sheets (unaudited)
(In thousands)
	September 30, 2012	March 31, 2012
Assets
Cash and cash equivalents	$29,620	$31,445
Trade receivables - net	177,788	216,103
Inventories	121,585	120,819
Other current assets	71,498	59,164
Total current assets	400,491	427,531
Property, plant and equipment - net	372,077	412,059
Other noncurrent assets	59,920	53,871
Total assets	$832,488	$893,461

Liabilities and shareholders' equity
Debt due within one year	$20,487	$22,389
Accounts payable	130,187	156,907
Other current liabilities	114,577	118,255
Total current liabilities	265,251	297,551
Long-term debt	142,566	141,892
Other noncurrent liabilities	120,208	127,886
Total liabilities	528,025	567,329
Total equity	304,463	326,132
Total liabilities & equity	$832,488	$893,461

* Prior period results have been revised to reflect the correction of errors identified in fiscal 2012 (quarter ended March 31, 2012).

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In thousands)
Six months ended September 30,	2012	2011*

Cash flows from operating activities:
Net (loss) earnings	$(12,831)	$13,939
Adjustments to reconcile net (loss) earnings with net cash provided by operating activities:
Depreciation and amortization	28,189	29,154
Impairment charges	16,748	-
Other - net	6,235	6,379
Net changes in operating assets and liabilities	(11,579)	(46,315)
Net cash provided by operating activities	26,762	3,157

Cash flows from investing activities:
Expenditures for property, plant and equipment	(20,717)	(32,532)
Acquisition, net of cash received	(4,938)	-
Other - net	(1,621)	1,794
Net cash used for investing activities	(27,276)	(30,738)

Cash flows from financing activities:
Net increase in debt	(813)	25,333
Other - net	(28)	921
Net cash (used for) provided by financing activities	(841)	26,254

Effect of exchange rate changes on cash	(470)	(1,385)

Net decrease in cash and cash equivalents	(1,825)	(2,712)

Cash and cash equivalents at beginning of the period	31,445	32,930

Cash and cash equivalents at end of the period	$29,620	$30,218

Condensed segment operating results (unaudited)
(In thousands)

	Three months ended September 30,		Six months ended September 30,
	2012	2011*	2012	2011*
Net sales:
North America	$143,374	$148,848	$297,000	$305,483
Europe	118,771	151,988	244,219	318,830
South America	34,222	48,095	65,373	96,016
Asia	13,818	19,989	29,609	41,254
Commercial Products	33,824	35,070	63,965	69,218
Segment net sales	344,009	403,990	700,166	830,801
Corporate and eliminations	(4,087)	(6,700)	(9,868)	(15,648)
Net sales	$339,922	$397,290	$690,298	$815,153

Operating income (loss):
North America (a)	$6,844	$10,899	$20,692	$21,718
Europe (b)	(9,942)	8,341	(10,128)	19,948
South America	4,255	2,687	4,962	5,877
Asia	(2,335)	(750)	(4,597)	63
Commercial Products	2,593	2,897	3,592	6,268
Segment operating income	1,415	24,074	14,521	53,874
Corporate and eliminations	(8,202)	(11,876)	(17,437)	(21,418)
Operating (loss) income	$(6,787)	$12,198	$(2,916)	$32,456

(a)	The second quarter and year-to-date operating income include $991 of impairment charges.

(b)
The second quarter operating loss includes $17,074 of impairment, restructuring and repositioning charges.
The year-to-date operating loss includes $21,634 of impairment, restructuring and repositioning charges.

*	Prior period results have been revised to reflect the correction of errors identified in fiscal 2012 (quarter ended March 31, 2012).

Modine Manufacturing Company
Operating income and earnings per share excluding impairment and restructuring charges (unaudited)
(In thousands, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2012	2011	2012	2011
Operating (loss) income	$(6,787)	$12,198	$(2,916)	$32,456
Impairment charges - Europe	15,757	-	15,757	-
Impairment charges - North America	991	-	991	-
Restructuring and repositioning expenses - Europe (a)	1,317	-	5,877	-
Operating income excluding impairment and restructuring charges	$11,278	$12,198	$19,709	$32,456

Net (loss) earnings per share attributable to Modine shareholders - diluted	$(0.26)	$0.03	$(0.29)	$0.30
Impairment charges - Europe	0.34	-	0.34	-
Impairment charges - North America	0.02	-	0.02	-
Restructuring and repositioning expenses - Europe (a)	0.03	-	0.13	-
Earnings per share excluding impairment and restructuring charges	$0.13	$0.03	$0.20	$0.30

(a)	Restructuring and repositioning expenses primarily relate to salaried headcount reductions at our regional headquarters in Germany.

There is no income tax impact as a result of the impairment, restructuring and repositioning charges because of the income tax valuation allowances in the U.S. and Germany.

Net debt (unaudited)
(In thousands)

	September 30, 2012	March 31, 2012
Debt due within one year	$20,487	$22,389
Long-term debt	142,566	141,892
Total debt	163,053	164,281

Less: cash and cash equivalents	29,620	31,445
Net debt	$133,433	$132,836

Free cash flow (unaudited)
(In thousands)

	Three months ended September 30,		Six months ended September 30,
	2012	2011	2012	2011
Net cash provided by operating activities	$21,987	$17,156	$26,762	$3,157
Expenditures for property, plant and equipment	(8,983)	(19,888)	(20,717)	(32,532)
Free cash flow	$13,004	$(2,732)	$6,045	$(29,375)

SOURCE: Modine Manufacturing Company
Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com